EXHIBIT 99.1

Aptimus Announces Return to NASDAQ National Market

on March 17, 2005

SAN FRANCISCO, CA March 15, 2005 — Aptimus, Inc. (OTCBB: APTM.OB), the performance-based advertising network, today announced that the Company has received notice from NASDAQ Listing Qualifications that it’s application for listing on the NASDAQ National Market has been accepted. The Company expects trading to commence on NASDAQ under the symbol “APTM” at the open of market on Thursday, March 17, 2005.

“We are delighted that our years of hard work and perseverance have brought us to this major milestone,” said Tim Choate, President and CEO of Aptimus, Inc. “We went public in September 1999 on the NASDAQ National Market at $12 per share. This Thursday, we will return to NASDAQ with what is already a higher share price than our IPO price. That’s a major validation for our unique approach to online marketing and also of the efforts of our incredible staff who helped return Aptimus to prominence,” added Choate.

About Aptimus, Inc.

Aptimus Inc. (www.aptimus.com) is a performance-based advertising network, generating new revenues for participating Web site publishers while generating new sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of Web site and email distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For Web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is a database configuration and software platform supporting a direct marketing approach called Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher’s Web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on Web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus Web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the OTCBB under the symbol APTM.OB. More information on Aptimus is available at the company’s Web site at http://www.aptimus.com.

SOURCE Aptimus, Inc.

CONTACT for Investors:

Investor Relation Firm: Budd Zuckerman Genesis Select Corporation 303-415-0200

or

John Wade Chief Financial Officer Aptimus, Inc. 415-896-2123, ext. 245

MEDIA INQUIRIES: Holly Nuss Public Relations Aptimus, Inc. 415-845-1095 hollyn@aptimus.com